Exhibit 99.1

PLYMOUTH INDUSTRIAL REIT REPORTS SECOND QUARTER RESULTS

BOSTON, August 6, 2025 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (“Plymouth” or the “Company”) today announced its financial results for the second quarter ended June 30, 2025 and other recent developments.

Second Quarter and Subsequent Highlights

▪
Reported results for the second quarter of 2025 reflect net loss attributable to common stockholders of ($0.14) per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.46 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.44 per weighted average common share and units.
▪
Same store net operating income (“SS NOI”) increased 6.7% on a GAAP basis excluding early termination income for the second quarter compared with the same period in 2024; SS NOI increased 4.1% on a cash basis excluding early termination income.
▪
Commenced leases during the second quarter experienced a 10.0% increase in rental rates on a cash basis from leases greater than six months. Through August 4, 2025, executed leases scheduled to commence during 2025, which includes the second quarter activity and excludes leases associated with new construction, total an aggregate of 5,923,104 square feet, all of which are associated with terms of at least six months. The Company expects to experience a 13.6% increase in rental rates on a cash basis from these leases.
▪
Acquired an industrial portfolio encompassing 21 buildings located across the Columbus, Cincinnati, and Cleveland markets totaling 1,951,053 square feet for a total purchase price of $193.0 million and an expected initial net operating income ("NOI") yield of 6.7%.
▪
Acquired a single-tenant building located in the Atlanta market totaling 100,420 square feet for a total purchase price of $11.7 million and an expected initial NOI yield of 7.0%.
▪
Under the Company’s previously announced share repurchase program, the Company has acquired and settled 1,031,223 shares of common stock during the second and third quarter to date of 2025 at an average price per share of approximately $16.23.
▪
Issued the remaining 79,090 Series C Preferred Units receiving approximately $79.0 million in net proceeds.
▪
Affirmed the full year 2025 guidance range for Core FFO per weighted average common share and units, previously issued February 26, 2025, and updated its range for net income per weighted average common shares and units and accompanying assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth, noted, “Our second quarter results reflect the consistent execution of our strategy—driving internal growth through strong leasing outcomes and stable occupancy, while deploying capital into accretive acquisitions across our core markets. The addition of over 2.85 million square feet of high-quality industrial assets and the execution of more than 5.9 million square feet of leasing year-to-date highlight the strength of our vertically integrated platform. Our disciplined capital management, including common share repurchases, reinforces our long-term commitment to value creation for shareholders."

Financial Results for the Second Quarter of 2025

Net loss attributable to common stockholders for the three months ended June 30, 2025 was $6.2 million, or ($0.14) per weighted average common share outstanding, compared with net income attributable to common stockholders of $1.2 million, or $0.03 per weighted average common share outstanding, for the same period in 2024. The year-over-year decline was primarily due to the deconsolidation of the 34 properties located in and around the Chicago MSA (the “Chicago Portfolio”) to form the joint venture with Sixth Street Partners, LLC (the “Sixth Street Joint Venture”) during Q4 2024, increase in net income attributable to redeemable non-controlling interest – Series C Preferred Units and loss on investment of unconsolidated joint ventures, offset by decreased interest expenses driven by lower outstanding principal balances and incremental contribution from new acquisitions completed during the 12 months ended June 30, 2025. Weighted average common shares outstanding for the three months ended June 30, 2025 and 2024 were 44.9 million and 45.0 million, respectively.

Consolidated total revenues for the three months ended June 30, 2025 were $47.2 million, compared with $48.7 million for the same period in 2024.

NOI for the three months ended June 30, 2025 was $33.3 million compared with $35.1 million for the same period in 2024. Decrease in NOI was primarily driven by the deconsolidation of the Chicago Portfolio, partially offset by NOI contribution from acquisitions and the in-place portfolio. SS NOI excluding early termination income for the three months ended June 30, 2025 was $28.4 million compared with $26.6 million for the same period in 2024, an increase of 6.7%. SS NOI excluding early termination income – Cash basis for the three months ended June 30, 2025 was $28.3 million compared with $27.2 million for the same period in 2024, an increase of 4.1%. SS NOI for the second quarter was positively impacted by rent escalations along with renewal and new leasing spreads, offset by an increase in operating expenses primarily due to increased real estate taxes. The same store portfolio is comprised of 168 buildings totaling 26.1 million square feet, or 81.4% of the Company’s total portfolio, and was 95.0% occupied as of June 30, 2025.

EBITDAre for the three months ended June 30, 2025 was $30.8 million compared with $31.2 million for the same period in 2024.

Core FFO for the three months ended June 30, 2025 was $20.9 million compared with $21.8 million for the same period in 2024, primarily as a result of the net impact of the deconsolidation of the Chicago Portfolio and recognition of our proportionate share of the Sixth Street Joint Venture Core FFO, increase in Series C Preferred Unit cash and accrued paid-in-kind (“PIK”) dividends, offset by a decrease in interest expense and by the acquisition activity as referenced above. The Company reported Core FFO for the three months ended June 30, 2025 of $0.46 per weighted average common share and unit compared with $0.48 per weighted average common share and unit for the same period in 2024. Weighted average common shares and units outstanding for the three months ended June 30, 2025, and 2024 were 45.8 million and 45.9 million, respectively.

AFFO for the three months ended June 30, 2025 was $19.9 million, or $0.44 per weighted average common share and unit, compared with $22.3 million, or $0.49 per weighted average common share and unit, for the same period in 2024. The results reflected the aforementioned changes in Core FFO, a decrease within the straight line rent adjustment, the proportionate share of adjustments from unconsolidated joint ventures and increased recurring capital expenditures as a result of leasing activity, partially offset by an increase in adjustments made for non-cash interest expense and stock compensation.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income (loss) to NOI, EBITDAre, Core FFO and AFFO.

Liquidity and Capital Markets Activity

As of August 4, 2025, the Company’s cash balance was approximately $11.7 million, excluding operating expense escrows of approximately $2.5 million, with approximately $278.1 million capacity under the existing unsecured line of credit.

During the second quarter of 2025, the Company acquired and settled 805,394 shares of common stock at an average price per share of $16.26 under the Company’s previously announced share repurchase program. As of August 4, 2025, the Company acquired and settled an additional 225,829 shares of common stock at an average price per share of $16.14.

On May 28, 2025, the Company, through its Operating Partnership, issued the remaining 79,090 Series C Preferred Units at a price of $1,000 per Series C Preferred Unit, receiving approximately $79.0 million in net proceeds.

Quarterly Distributions to Stockholders

On July 31, 2025, the Company paid a regular quarterly common stock dividend of $0.24 per share for the second quarter of 2025 to stockholders of record on June 30, 2025.

Investment and Disposition Activity

As of June 30, 2025, the Company had wholly owned real estate investments consisting of 148 industrial properties located in 11 states with an aggregate of approximately 32.1 million rentable square feet.

During the second quarter of 2025, Plymouth closed on the acquisition of 22 industrial buildings totaling 2,051,473 square feet for a total of $204.7 million and a weighted average expected initial NOI yield of 6.7%. Together, these properties are 97.1% leased and feature a weighted average remaining lease term of 2.6 years. The second quarter activity comprises the following:

▪
100,420 square foot industrial building in Atlanta, Georgia for $11.7 million and an expected initial NOI yield of 7.0%.
▪
1,951,053 square foot industrial portfolio encompassing 21 buildings located across Columbus, Cincinnati, and Cleveland for $193.0 million and an expected initial NOI yield of 6.7%.

Leasing Activity

Leases commencing during the second quarter ended June 30, 2025, all of which have terms of at least six months, totaled an aggregate of 1,453,757 square feet. These leases include:

Leases Commenced	Type	Square Footage	Percent	Expiring Rent	New Rent	Cash Rent Spread
	Renewal	1,159,623	79.8%	$5.00	$5.45	9.0%
	New	294,134	20.2%	$4.92	$5.61	14.0%
Total		1,453,757	100%	$4.98	$5.48	10.0%

An additional 239,500 square feet has been leased on a short-term basis with auto-renewals and landlord kick-out options.

Through August 4th, total executed leases commencing during 2025, which had terms of at least six months, aggregate to 5,923,104 square feet. These leases, which represent 69.1% of total 2025 expirations, include:

2025 Commencements	Type	Square Footage	Percent	Expiring Rent	New Rent	Cash Rent Spread
	Renewal	4,119,415	69.5%	$4.49	$5.17	15.1%
	New	1,803,689	30.5%	$4.25	$4.67	9.9%
Total		5,923,104	100%	$4.42	$5.02	13.6%

Excluding the effect of the St. Louis Lease (as defined below), which commenced in the first quarter, rental rates under these leases would have reflected a 16.4% increase with new leases reflecting a 20.8% increase on a cash basis. The Company executed a two-year lease at its 769,500-square-foot Class A industrial building in the Metro East upmarket of St. Louis, Missouri that commenced on January 15, 2025 (the “St. Louis Lease”). The lease is for 600,000 square feet during the first year and 450,000 square feet during the second year with a major international logistics service provider. This deal was done on an “as is” basis with no abatements making it attractive from a net lease rate perspective. While the Company continues to actively market the balance of the building, the existing tenant has leased the remaining 169,500 square feet on a rolling 90-day basis with landlord kick-out rights.

Total executed leases commencing in 2026, which have terms of at least six months, aggregate to 1,358,079 square feet representing 17.5% of total 2026 expirations.

Same store occupancy at June 30, 2025, was 95.0%, while total portfolio occupancy at June 30, 2025, was 94.6%.

Total portfolio occupancy changes from last quarter include:

▪
50-basis-point net positive impact from leasing in St. Louis;
▪
40-basis-point net positive impact from leasing in Cleveland;
▪
40-basis-point net positive impact from leasing in Cincinnati;
▪
Net 30-basis-point positive impact from acquisitions activity in the quarter; and
▪
Net 130-basis-point negative impact from known roll-over in Memphis.

Guidance for 2025

Plymouth affirmed its full year 2025 guidance range for Core FFO per weighted average common shares and units previously issued on February 26, 2025 and updated its range for net income per weighted average common shares and units and accompanying assumptions.

(Dollars, shares and units in thousands, except per-share amounts)	Full Year 2025 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.85	$1.89
Same Store Portfolio NOI growth – cash basis[2]	6.0%	6.5%
Average Same Store Portfolio occupancy - full year	95.0%	97.0%
Acquisition Volume	$270,000	$450,000
General and administrative expenses[3]	$17,200	$16,800
Interest expense, net	$33,000	$35,500
Weighted average common shares and units outstanding[4]	45,500	45,500

Reconciliation of net loss attributable to common stockholders and unit holders per share to Core FFO guidance:

	Full Year 2025 Range[1]
	Low	High
Net loss	$(0.25)	$(0.23)
Depreciation and amortization	1.89	1.91
Gain on sale of real estate	(0.01)	(0.01)
Income tax benefit	(0.01)	(0.01)
Gain on financing transaction	(0.33)	(0.33)
Series C Preferred dividend[5]	(0.17)	(0.17)
Proportionate share of Core FFO from unconsolidated joint ventures[6]	0.73	0.73
Core FFO	$1.85	$1.89

1
Our 2025 guidance refers to the Company's in-place portfolio as of August 4, 2025, and includes prospective acquisition volumes as outlined above. Our 2025 guidance does not include the impact of any prospective dispositions or capitalization activities not yet executed or under contract.
2
The Same Store Portfolio consists of 168 buildings aggregating 26,107,300 rentable square feet, representing approximately 81.4% of the total in-place portfolio square footage as of August 4, 2025. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income. The Same Store Portfolio is a subset of the consolidated portfolio and includes properties that are wholly owned by the Company as of December 31, 2023.
3
Includes non-cash stock compensation of $5.3 million for 2025.
4
As of August 4, 2025, the Company has 45,044,088 common shares and units outstanding.
5
Series C Preferred dividend includes cash and PIK dividends at an annualized rate of 7.0%.
6
Proportionate share of Core FFO from unconsolidated joint ventures adjusts for the Hypothetical Liquidation of Book Value (“HLBV”) calculation and resulting loss on investment of unconsolidated joint ventures recognized within the Consolidated Statements of Operations and adds back the Company's proportionate share of Core FFO from the unconsolidated joint ventures.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on August 7, 2025 at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through August 14, 2025 by dialing (877) 344-7529 and entering the replay access code, 1549034.

The Company has posted supplemental financial information on the second quarter results and prepared commentary that it will reference during the conference call. The supplemental information can be found under Financial Results on the Company’s Investor Relations page. The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for one year.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding future leasing and acquisition activity. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies; statements regarding estimated NOI yields; the expectation that certain leases will renew in 2025; predictions related to increases in rental rates; the execution of leases for newly identified tenants; and the number ranges presented in our 2025 guidance, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward- looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2025	2024
Assets
Real estate properties	$1,685,321	$1,418,305
Less: accumulated depreciation	(291,874)	(261,608)
Real estate properties, net	1,393,447	1,156,697

Cash	11,399	17,546
Cash held in escrow	1,821	1,964
Restricted cash	24,255	24,117
Investment in unconsolidated joint ventures	47,107	62,377
Deferred lease intangibles, net	54,509	41,677
Other assets	40,909	42,622
Interest rate swaps	10,295	17,760
Forward contract asset	—	3,658
Total assets	$1,583,742	$1,368,418

Liabilities, Redeemable Non-controlling Interest and Equity
Liabilities:
Secured debt, net	174,485	175,980
Unsecured debt, net	448,102	447,741
Borrowings under line of credit	214,200	20,000
Accounts payable, accrued expenses and other liabilities	82,785	83,827
Warrant liability	32,502	45,908
Deferred lease intangibles, net	7,611	5,026
Financing lease liability	2,302	2,297
Interest rate swaps	174	520
Total liabilities	$962,161	$781,299

Redeemable non-controlling interest - Series C Preferred Units	$76,123	$1,259

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 44,779,618 and 45,389,186 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	448	454
Additional paid in capital	572,496	604,839
Accumulated deficit	(43,507)	(43,262)
Accumulated other comprehensive income	10,133	17,517
Total stockholders' equity	539,570	579,548
Non-controlling interest	5,888	6,312
Total equity	545,458	585,860
Total liabilities, redeemable non-controlling interest and equity	$1,583,742	$1,368,418

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2025	2024	2025	2024
Rental revenue	$47,058	$48,649	$92,476	$98,839
Management fee revenue and other income	146	37	299	75
Total revenues	47,204	48,686	92,775	98,914

Operating expenses:
Property	13,735	13,569	28,444	30,211
Depreciation and amortization	19,827	21,347	39,179	43,715
General and administrative	4,871	3,880	8,994	7,244
Total operating expenses	38,433	38,796	76,617	81,170

Other income (expense):
Interest expense	(7,454)	(9,411)	(14,303)	(19,009)
Loss in investment of unconsolidated joint ventures	(7,222)	—	(15,270)	—
Gain on sale of real estate	—	849	301	8,879
Gain on financing transaction	827	—	14,912	—
Unrealized gain from interest rate swap	215	—	346	—
Total other income (expense)	(13,634)	(8,562)	(14,014)	(10,130)
Income (loss) before income tax benefit	(4,863)	1,328	2,144	7,614
Income tax benefit	327	—	327	—
Net income (loss)	(4,536)	1,328	2,471	7,614
Less: Net income (loss) attributable to non-controlling interest	(60)	14	10	82
Less: Net income attributable to redeemable non-controlling interest - Series C Preferred Units	1,619	—	2,706	—
Net income attributable to Plymouth Industrial REIT, Inc.	(6,095)	1,314	(245)	7,532
Less: Amount allocated to participating securities	100	94	195	188
Net income (loss) attributable to common stockholders	$(6,195)	$1,220	$(440)	$7,344

Net income (loss) per share attributable to common stockholders - basic	$(0.14)	$0.03	$(0.01)	$0.16
Net income (loss) per share attributable to common stockholders - diluted	$(0.14)	$0.03	$(0.01)	$0.16

Weighted-average common shares outstanding - basic	44,926,680	44,991,220	45,006,217	44,963,908
Weighted-average common shares outstanding - diluted	44,926,680	45,027,503	45,006,217	44,994,060

Non-GAAP Financial Measures

Net Operating Income (NOI): We consider net operating income, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant recoveries) less property-level operating expenses. NOI excludes depreciation and amortization, income tax benefit, general and administrative expenses, impairments, loss in investment of unconsolidated joint ventures, gain on sale of real estate, interest expense, gain on financing transaction, unrealized gain from interest rate swap, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, income tax benefit, depreciation and amortization, gain on the sale of real estate, impairments, gain on financing transaction and unrealized gain from interest rate swap. Our proportionate share of EBITDAre for unconsolidated joint ventures is calculated to reflect EBITDAre on the same basis. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of a REIT’s operating performance, thereby, providing investors the potential to compare our operating performance with that of other REITs. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (Loss) (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): We calculate Core FFO by adjusting FFO for items such as dividends paid or accrued to holders of our preferred stock and redeemable non-controlling interest, acquisition and transaction related expenses for transactions not completed, income tax benefit, gain on financing transaction and unrealized gain from interest rate swap. We believe that Core FFO is a useful supplemental measure in addition to FFO by adjusting for items that are not considered by us to be part of the period-over-period operating performance of our property portfolio, thereby, providing a more meaningful and consistent comparison of our operating and financial performance during the periods presented below. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation, non-cash interest expense and adjustments for unconsolidated joint ventures. Our proportionate share of AFFO for unconsolidated joint ventures is calculated to reflect AFFO on the same basis.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
NOI:	2025	2024	2025	2024
Net income (loss)	$(4,536)	$1,328	$2,471	$7,614
Income tax benefit	(327)	—	(327)	—
General and administrative	4,871	3,880	8,994	7,244
Depreciation and amortization	19,827	21,347	39,179	43,715
Interest expense	7,454	9,411	14,303	19,009
Loss in investment of unconsolidated joint ventures	7,222	—	15,270	—
Gain on sale of real estate	—	(849)	(301)	(8,879)
Gain on financing transaction	(827)	—	(14,912)	—
Unrealized gain from interest rate swap	(215)	—	(346)	—
Management fee revenue and other income	(146)	(37)	(299)	(75)
NOI	$33,323	$35,080	$64,032	$68,628

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
EBITDAre:	2025	2024	2025	2024
Net income (loss)	$(4,536)	$1,328	$2,471	$7,614
Income tax benefit	(327)	—	(327)	—
Depreciation and amortization	19,827	21,347	39,179	43,715
Interest expense	7,454	9,411	14,303	19,009
Gain on sale of real estate	—	(849)	(301)	(8,879)
Gain on financing transaction	(827)	—	(14,912)	—
Proportionate share of EBITDAre from unconsolidated joint ventures	9,441	—	19,724	—
Unrealized gain from interest rate swap	(215)	—	(346)	—
EBITDAre	$30,817	$31,237	$59,791	$61,459

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
FFO:	2025	2024	2025	2024
Net income (loss)	$(4,536)	$1,328	$2,471	$7,614
Gain on sale of real estate	—	(849)	(301)	(8,879)
Depreciation and amortization	19,827	21,347	39,179	43,715
Proportionate share of FFO from unconsolidated joint ventures	8,556	—	17,950	—
FFO:	$23,847	$21,826	$59,299	$42,450
Redeemable non-controlling interest - Series C Preferred Unit dividends	(1,619)	—	(2,706)	—
Income tax benefit	(327)	—	(327)	—
Gain on financing transaction	(827)	—	(14,912)	—
Unrealized gain from interest rate swap	(215)	—	(346)	—
Core FFO	$20,859	$21,826	$41,008	$42,450

Weighted average common shares and units outstanding	45,815	45,873	45,888	45,841
Core FFO per share	$0.46	$0.48	$0.89	$0.93

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
AFFO:	2025	2024	2025	2024
Core FFO	$20,859	$21,826	$41,008	$42,450
Amortization of debt related costs	601	438	1,200	876
Non-cash interest expense	154	(316)	311	(418)
Stock compensation	1,328	1,111	2,462	2,025
Capitalized interest	(57)	(106)	(91)	(181)
Straight line rent	(168)	1,044	(376)	1,029
Above/below market lease rents	(308)	(293)	(600)	(611)
Proportionate share of AFFO from unconsolidated joint ventures	(782)	—	(1,557)	—
Recurring capital expenditures[1]	(1,686)	(1,407)	(3,503)	(2,401)
AFFO	$19,941	$22,297	$38,854	$42,769

Weighted average common shares and units outstanding	45,815	45,873	45,888	45,841
AFFO per share	$0.44	$0.49	$0.85	$0.93

1.
Excludes non-recurring capital expenditures of $6,093 and $5,753 for the three months ended June 30, 2025 and 2024, respectively, and $9,996 and $8,753 for the six months ended June 30, 2025 and 2024, respectively.

Contact:

Plymouth Industrial REIT, Inc.

Ethan Farris

IR@plymouthreit.com